Exhibit 4.8

EXECUTION VERSION

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT, dated as of December 8, 2015, is entered into by and among (i) IDI, Inc., a Delaware corporation (the “Company”), (ii) the Persons listed on Schedule 1 attached hereto (the “Principal Stockholders”), and (iii) the Persons listed on Schedule 2 attached hereto (the “Fluent Stockholders” and, together with the Principal Stockholders, the “Stockholders”).

WHEREAS, the parties hereto desire to provide for certain governance rights and other matters, and to set forth certain rights and obligations of the Stockholders on and after the date hereof.

WHEREAS, the Company executed that certain Credit Agreement, dated as of the date hereof (as the same may be amended, modified, supplemented, refinanced or replaced from time to time, the “Credit Agreement”), by and among Fluent Acquisition I, Inc., a Delaware corporation, as the initial borrower, Fluent, Inc., a Delaware corporation, Fluent, LLC (known, prior to the effectiveness of the Subsequent Merger (as defined therein), as Fluent Acquisition II, LLC), a Delaware limited liability company, the Company, the other Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as Lenders (“Lenders”), and the administrative agent thereunder (“Administrative Agent”).

WHEREAS, the Company executed that certain Promissory Note dated as of December 7, 2015 in the principal amount of $5 million with Frost Gamma Investments Trust and that certain Promissory Note dated as of December 7, 2015 in the principal amount of $5 million with Barry Honig (collectively, the “Bridge Notes”), and in connection therewith, the Company has granted each 500 shares of Series B Preferred Stock (the “Bridge Note Shares”).

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any (a) director, officer, limited or general partner, member or stockholder holding five percent (5%) or more of the outstanding capital stock or other equity interests of such Person, (b) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a Person specified in clause (a) above relating to such Person) and (c) other Person that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Board” means the Board of Directors of the Company.

“Business Day” means any day of the year on which national banking institutions in the City of New York are open to the public for conducting business and are not required or authorized to close.

“Charter” means the Certificate of Incorporation of the Company, as amended from time to time, including the Series B Preferred Certificate of Designation.

“Common Stock” means the shares of common stock, par value $0.0005 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Company Governing Body” has the meaning set forth in Section 2.5(b).

“Control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Date” has the meaning set forth in the Series B Preferred Certificate of Designation.

“Conversion Shares” means, in the aggregate, the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, whether or not then issued, assuming all shares of Series B Preferred Stock are then convertible in accordance with the Series B Preferred Certificate of Designation without regard as to whether the Conversion Date has occurred.

“Equity Securities” means all shares of capital stock of the Company, including, without limitation, all securities convertible into or exchangeable for shares of capital stock of the Company, and all options, warrants, and other rights to purchase or otherwise acquire from the Company shares of such capital stock, including any stock appreciation or similar rights, contractual or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fluent Directors” has the meaning set forth in Section 2.1(a).

“Fluent Stockholder Majority” means Fluent Stockholders holding a majority of the Conversion Shares owned by the Fluent Stockholders as of the date of determination.

“Fluent Stockholders” has the meaning set forth in the preamble.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of November 16, 2015, entered into by Fluent, Inc., the Company, the Fluent Stockholders and the other parties identified therein.

“Observer” has the meaning set forth in Section 2.5(a).

“Permitted Transfer” has the meaning set forth in Section 4.1(a).

“Principal Stockholders” has the meaning set forth in the preamble.

“Restricted Period” has the meaning set forth in Section 4.1(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series B Preferred Certificate of Designation” means the Company’s Certificate of Designation, Preferences and Rights of the Series B Non-Voting Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on November 16, 2015.

“Series B Preferred Stock” means shares of the Company’s Series B Non-Voting Convertible Preferred Stock, par value $0.0001 per share.

“Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the equity interests or other interests entitled to vote in the election of directors or comparable Persons performing similar functions are at the time owned or Controlled, directly or indirectly through one or more Subsidiaries, by such Person.

“Transfer” has the meaning set forth in Section 4.1(a).

“Transfer Date” has the meaning set forth in Section 4.1(b).

ARTICLE II

BOARD REPRESENTATION

2.1. Board Representation.

(a) As of the date hereof, the Board shall be comprised of nine (9) directors. Beginning at the closing of the transactions contemplated by the Merger Agreement and thereafter, for so long as the Fluent Stockholders beneficially own, in the aggregate, at least 30% of the Conversion Shares beneficially owned by them on the date hereof, the Fluent Stockholder Majority shall be entitled to (i) nominate two (2) individuals to the Board (such individuals, including their respective successors, the “Fluent Directors”), to serve as members of the Board until their respective successors are elected and qualified, (ii) nominate each successor to each Fluent Director and (C) direct the removal from the Board of any Fluent Director; provided, that at least one of the Fluent Directors shall be “independent” as defined by the applicable rules and regulations of the SEC and NYSE MKT (without regard to Rule 10A-3 of the Exchange Act); the Fluent Directors shall initially be Ryan Schulke and Donald Hilliard Mathis.

(b) Beginning with the first annual meeting of stockholders following the closing of the transactions contemplated by the Merger Agreement and thereafter, for so long as the Fluent Stockholders beneficially own, in the aggregate, at least 30% of the Conversion Shares beneficially owned by them on the date hereof, each nomination to the Board of any Fluent Director for election at an annual meeting of stockholders of the Company shall be made by delivering to the Company a notice signed by the Fluent Stockholder Majority, which notice shall include the names and qualifications of such proposed Fluent Director. As promptly as practicable, the Company shall provide a copy of such notice to the Company’s Corporate Governance and Nominating Committee (the “Committee”), which shall, if the proposed Fluent Director satisfies the criteria for qualifications of directors set forth in the Charter of the Committee (as adopted on December 8, 2009) (the “Charter”) in all material respects, as determined in good faith by the Committee, at the next Committee meeting at which Board nominees are determined for purposes of the Company’s annual meeting of stockholders, make a recommendation to the Board that such Fluent Directors shall be nominated for election to the Board at the Company’s next annual meeting of stockholders and shall, in the Company’s proxy statement relating to such annual meeting, recommend to the Company’s Stockholders that the Stockholders should vote their shares to favor the election of the proposed Fluent Directors. If the Committee reasonably determines in good faith that such proposed Fluent Director does not meet such criteria, the Committee shall notify the Fluent Stockholders of such fact within 10 days of receipt of the Fluent Stockholder Majority’s notice, specifying in reasonable detail the reasons for the determination that such criteria have not been met.

(c) For so long as the Fluent Stockholders beneficially own, in the aggregate, at least 30% of the Conversion Shares beneficially owned by them on the date hereof, each nomination to the Board of any Fluent Director for election other than at an annual meeting of stockholders of the Company (whether due to the resignation, removal or death of a Fluent Director or otherwise) shall be made by delivering to the Company a notice signed by the Fluent Stockholder Majority, which notice shall include the names and qualifications of such proposed Fluent Director. As promptly as practicable, the Company shall provide a copy of such notice to the Committee, which shall, if the proposed Fluent Director satisfies the criteria for qualifications of directors set forth in the Charter in all material respects, as determined in good faith by the Committee, as promptly as practicable, make a recommendation to the Board that such Fluent Directors shall be appointed for election to the Board, which appointment may be made by the Board to the extent permitted pursuant to the Company’s bylaws. As promptly as practicable thereafter, the Company shall take or cause to be taken such corporate actions as may be required to cause such appointment to be effected. If the Committee reasonably determines in good faith that such proposed Fluent Director does not meet such criteria, the Committee shall notify the Fluent Stockholders of such fact within 10 days of receipt of the Fluent Stockholder Majority’s notice, specifying in reasonable detail the reasons for the determination that such criteria have not been met.

2.2. Voting Agreement.

(a) The Company and the Principal Stockholders shall include in the slate of nominees recommended by the Board for election as directors each Fluent Director for so long as the Fluent Stockholder Majority is entitled to nominate Fluent Directors pursuant to this Agreement. Each Principal Stockholder covenants and agrees to vote all Equity Securities held by such Principal Stockholder for the election to the Board of all individuals nominated in accordance with Section 2.1. Each Stockholder hereby votes all of his, her or its Equity Securities in favor of the election to the Board of each of the initial Fluent Directors named pursuant to Section 2.1(a) above.

(b) Each Principal Stockholder covenants and agrees to vote all Equity Securities held by such Principal Stockholder, from time to time and all times, in whatever manner as shall be reasonably necessary, to increase the number of authorized shares of Common Stock from time to time to ensure that there shall be sufficient Common Stock available for conversion of all of the Series B Preferred Stock outstanding at any given time into Common Stock.

(c) Each Principal Stockholder shall, and hereby acknowledges an affirmative obligation to, take such action as may be necessary, solely in such Principal Stockholder’s capacity as a stockholder, to provide the Fluent Stockholders with the benefits related to their Series B Preferred Stock and Conversion Shares, including, without limitation, any action necessary to permit an adjustment to the conversion ratio of the Series B Preferred Stock, approving any amendment to the Charter necessary to accomplish the same, and approving any amendment to the Charter necessary to increase the number of authorized shares of Common Stock such that there is a sufficient number of authorized shares of Common Stock available to satisfy the Fluent Stockholders’ conversion rights set forth in the Charter.

(d) For so long as the Fluent Stockholders beneficially own, in the aggregate, at least 30% of the Conversion Shares beneficially owned by them on the date hereof, the Company shall nominate and recommend the Fluent Directors in the Company’s proxy statement at each annual meeting of the Company’s stockholders at which a Fluent Director’s term is set to expire. The Company and the Principal Stockholders shall take all actions necessary to ensure there are vacancies on the Board as of the effectiveness of this Agreement to permit the appointment of the Fluent Directors.

(e) During the period that the Fluent Directors are members of the Board, the Fluent Directors shall be entitled to the same benefits, including benefits under any director and officer indemnification or insurance policy maintained by the Company, as any other member of the Board.

(f) Each Fluent Stockholder covenants and agrees to vote all Equity Securities held by such Fluent Stockholder for the election to the Board of all individuals nominated by the Principal Stockholders.

(g) Each Stockholder covenants and agrees to vote all Equity Securities held by such Stockholder in favor of (i) the amendment to the Company’s 2015 Equity Incentive Plan contemplated by the Merger Agreement, (ii) any increase in the number of shares available for issuance under the Company’s 2015 Equity Incentive Plan to accommodate the awards to be made thereunder contemplated by the Merger Agreement, (iii) awards to be made under the Company’s 2015 Equity Incentive Plan pursuant to Section 6.15 of the Merger Agreement, (iv) any other grants or issuances made to officers and directors of the Company as of the date hereof, (v) issuance of the Bridge Note Shares and (vi) issuances of Equity Securities for the purpose of raising cash to repay the Bridge Notes.

2.3. Vacancies and Removal.

(a) The Fluent Directors will be elected at each annual meeting of the Company’s stockholders and will serve until their successors are duly elected and qualified or until their earlier resignation or removal in accordance with this Agreement.

(b) Each Principal Stockholder agrees to vote, or cause to be voted, all Equity Securities owned by such Principal Stockholder, or over which such Principal Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(i) no Fluent Director may be removed from office unless such removal is directed or approved by the affirmative vote of the Fluent Stockholder Majority or such removal is for cause, as reasonably determined in good faith by the Board;

(ii) any vacancies created by the resignation, removal or death of a Fluent Director shall be filled as proposed by the affirmative vote of the Fluent Stockholder Majority;

(iii) as soon as practicable following the request of the Fluent Stockholder Majority to remove a Fluent Director, such Fluent Director shall be removed by the Board in accordance with the Company’s bylaws.

2.4. Non-Voting Observer.

(a) The Fluent Stockholder Majority shall be entitled to have one non-voting observer (the “Observer”) who shall be designated by the Fluent Stockholder Majority by notice to the Company from time to time (and who shall also be subject to removal for no reason or any reason whatsoever by the Fluent Stockholder Majority by notice to the Company from time to time).

(b) The Observer shall be entitled to be present at all meetings of the Board (and each committee thereof) (each, a “Company Governing Body”). The Company shall notify the Observer of each meeting of each Company Governing Body, including the time and place of such meeting, in the same manner and at the same times as the members of such Company Governing Body are notified.

(c) Subject to the Observer’s execution and delivery to the Company of a confidentiality agreement on reasonable terms approved by the Board, the Observer shall (i) have the same access to information concerning the business and operations of the Company and its Subsidiaries, including, but not limited to, notes, minutes and consents, at the same times as the members of each Company Governing Body may receive access to such information, (ii) be entitled to participate in discussions of the affairs, finances and accounts of the Company and (iii) be provided with copies of all notices, minutes, consents and forms of consents in lieu of meetings of the Company Governing Bodies and all other material that the Company or any of its Subsidiaries provides to members of any Company Governing Body as such, in each case at the same time or times as such notices, minutes, consents or forms are issued or circulated by or to, or such other material is provided to, such members.

ARTICLE III

CORPORATE GOVERNANCE

3.1. Company Activities; Approvals.

Other than (i) entering into and complying with the terms and obligations contained in the Credit Agreement and all other Loan Documents (as defined in the Credit Agreement) (or any other defined term equivalent thereof), including without limitation the granting of liens on all or substantially all of the Company’s and its Subsidiaries’ assets (collectively, the “Credit Facility”), (ii) issuance of the Bridge Note Shares, (iii) issuances of Equity Securities for the purpose of raising cash to repay the Bridge Notes and (iv) the consummation of the Subsequent Merger required in the Merger Agreement (which in any of the foregoing cases shall not require the prior written approval of the Fluent Stockholder Majority), until the Conversion Date, the Company shall not take any of the following actions without the prior written approval of the Fluent Stockholder Majority:

(a) make any changes (whether by merger or otherwise) to the terms, designations, powers or preferences of the Series B Preferred Stock or amend the Charter or by-laws of the Company or the comparable governing documents of any of its Subsidiaries in any manner that alters the preferences, privileges or rights of the holders of Series B Preferred Stock;

(b) authorize a merger, consolidation, dissolution or liquidation of the Company or any of its material Subsidiaries;

(c) acquire a material interest in any other Person (whether by a purchase of assets, purchase of Equity Securities, merger or otherwise) valued in excess of $10,000,000;

(d) sell or transfer all or a material portion of the assets of the Company and its Subsidiaries taken as a whole;

(e) issue any Equity Securities, or rights to acquire Equity Securities, of the Company or its Subsidiaries, other than Equity Securities that are (i) issuable under any current equity incentive plans of the Company, (ii) issuable upon the conversion or exercise of any currently outstanding Equity Securities of the Company, (iii) issuable by virtue of any contractual obligation of the Company existing as of the date hereof and identified in Schedule 3 or otherwise described in the Company’s SEC filings, or (iv) issuable to directors, officers or employees of Fluent, Inc. in connection with the sale of Fluent, Inc., directly or indirectly, to the Company;

(f) make any capital expenditures in excess of $1,000,000 outside of the ordinary course of business of the Company or any of its Subsidiaries, except as required by any contractual obligation in existence as of the date hereof;

(g) make any change in the form of entity of the Company or any of its Subsidiaries that would adversely affect the Fluent Stockholders in a disproportionate manner relative to all stockholders of the Company or its Subsidiaries;

(h) effect any repurchases or redemptions of Equity Securities or debt (except to the extent such debt is due in accordance with its terms);

(i) declare or pay any dividends or authorize any distributions to stockholders other than in accordance with the Series B Preferred Certificate of Designation;

(j) terminate or change the compensation of any of the employees listed on Schedule 4 other than as provided by the terms of any employment agreement with the Company or its Subsidiaries to which such employee is a party;

(k) make any material change in the Company’s line of business (other than the addition of any new line of business);

(l) enter into any transactions with Affiliates having a value in excess of $120,000 other than on an arms’ length basis and approved by the audit committee of the Board; or

(m) agree to take any of the foregoing actions.

Notwithstanding anything contained herein to the contrary, the Fluent Stockholder Majority shall not have any approval rights over the foregoing in respect of any actions taken by the Lenders or the Administrative Agent, or required by the Lenders or Administrative Agent to be taken, in furtherance of the exercise of any of their rights and remedies under the Credit Facility (the “Lender Rights and Remedies”).

3.2. Subsidiaries and Committees.

At any time that the Company has any Subsidiary, until the Conversion Date, (i) the Company shall be the sole member of each Subsidiary and shall appoint three managers to the Board of Managers of each Subsidiary, provided that, upon request by the Fluent Stockholder Majority, for so long as the Fluent Stockholders beneficially own, in the aggregate, at least 30% of the Conversion Shares beneficially owned by them on the date hereof, if requested by the Fluent Stockholder Majority, the Company and each Principal Stockholder shall take such actions as may be reasonably necessary to ensure that the composition of the board of directors (or similar governing body) (each, a “Subsidiary Board”) of all direct and indirect Subsidiaries of the Company is comprised a number of Fluent Directors that results in the Fluent Directors on such Subsidiary Board having the same or substantially similar proportionate representation as they have on the Board and in any event not less than one (1) Fluent Director at all times when the Fluent Stockholders beneficially own, in the aggregate, at least 30% of the Conversion Shares beneficially owned by them on the date hereof; (ii) other than entering into and complying with the terms and obligations contained in the Credit Facility and the exercise of any Lender Rights and Remedies, it shall not permit such Subsidiary to take any of the actions set forth in Section 3.1 above (with all references to the Company deemed to be references to such Subsidiary) without the prior written approval of the Fluent Stockholder Majority; provided, however, that any Subsidiary shall be permitted, without the prior written approval of the Fluent Stockholder Majority, to pay dividends and/or authorize and make distributions to the Company.

3.3. Restrictions on Other Agreements.

No Principal Stockholder or Fluent Stockholder shall grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with any Person with respect to its Equity Securities of the Company if and to the extent the terms thereof conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreements or arrangements are with other Principal Stockholders, Fluent Stockholders, or holders of Company Equity Securities that are not parties to this Agreement or otherwise), and each Principal Stockholder and Fluent Stockholder shall take all necessary actions within its power to cause the Company to comply with the provisions of this Agreement; provided that the Principal Stockholders and the Fluent Stockholders hereby approve the terms of the Credit Facility and all other Loan Documents (as defined in the Credit Agreement) (or any other defined term equivalent thereof), including without limitation the granting of liens on all or substantially all of the Company’s and its Subsidiaries’ assets as security for the Credit Facility.

ARTICLE IV

TRANSFER RESTRICTIONS

4.1. Transfer Restrictions.

(a) Each of the Stockholders hereby agrees that such Stockholder will not, prior to the first anniversary of the date hereof (the “Restricted Period”), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (“Transfer”). The foregoing sentence shall not apply to (a) Transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift, (b) Transfers to such Stockholder’s family or by will or intestate succession to such Stockholder’s family or to a trust, the beneficiaries of which are exclusively such Stockholder or members of such Stockholder’s family, (c) Transfers by such Stockholder to any entity that is directly or indirectly Controlled by, or is under common Control with, such Stockholder or, with respect to the Fluent Stockholders, any Fluent Stockholder, (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the sale of shares of Common Stock, provided that such plan does not provide for the transfer of shares of Common Stock during the Restricted Period, or (e) Transfers of equity securities of the Company by a Stockholder for purposes of paying any such Stockholder’s tax liability related to or in connection with vested equity awards (“Permitted Transfers”).

(b) After the Restricted Period and until the third anniversary of the date hereof, each Stockholder shall promptly notify each other Stockholder when it proposes to Transfer any shares of Common Stock (other than pursuant to a Permitted Transfer) (including the proposed date of Transfer (the “Transfer Date”)) that, when taken together with aggregate Transfers by the Stockholders within the then-preceding three-month period, would exceed the greater of (i) 5% of the shares of Common Stock outstanding as shown by the most recent report filed by the Company with the SEC under the Securities Act or the Exchange Act, or (ii) 5% of the average weekly reported volume of trading in the Common Stock on the NYSE MKT during the four calendar weeks preceding the date of such Stockholder’s notice delivered pursuant to this Section 4.1(b) (such greater amount, the “Volume Limit”). In such event, on or prior to the Transfer Date, each Stockholder shall only be entitled to Transfer up to its pro rata share (based on the total number of shares of Common Stock then held by each Stockholder, calculated on a fully-diluted basis) of the applicable Volume Limit. In the event any Stockholder agrees to forego its full pro rata share by written notice to the other Stockholders, the remainder shall be re-allocated pro rata among the Stockholders in like manner (except that the shares of Common Stock held by such forfeiting Stockholder shall be excluded from such calculation).

ARTICLE V

MISCELLANEOUS

5.1. Termination.

This Agreement shall terminate and be of no further force and effect upon (a) the Fluent Stockholders ceasing to own any shares of Series B Preferred Stock or Common Stock, or (b) the written agreement of the majority in interest of each of (i) the Principal Stockholders, on the one hand, and (ii) the Fluent Stockholders, on the other hand, to terminate this Agreement.

5.2. Successors and Assigns; Beneficiaries.

Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto and the Lenders and Administrative Agent, as applicable, and any of their respective successors and permitted assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, that each Stockholder (from time to time party hereto) shall be entitled to assign its rights and obligations hereunder to any transferee pursuant to a Permitted Transfer; provided, such transferee executes a joinder agreeing to be bound by the terms of this Agreement in the same capacity as the transferring Stockholder.

5.3. Amendment and Modification; Waiver of Compliance.

(a) This Agreement may be amended only by a written instrument duly executed by the Company and the majority in interest of each of (i) the Principal Stockholders, on the one hand, and (ii) the Fluent Stockholders, on the other hand; provided, however, that for so long as the Credit Agreement remains in effect, no amendments to: (v) that portion of the first sentence of Section 3.1 above as it pertains to the Credit Facility, and the last sentence of Section 3.1 above; (w) clause (ii) of

Section 3.2 above; (x) any provision of Section 5.2 as it affects the Lenders or the Administrative Agent; (y) any other amendment to this Agreement that could reasonably be expected to be materially adverse to the interests of the Administrative Agent or the Lenders; or (z) this proviso, shall be made without the prior written consent of the Administrative Agent.

(b) Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

5.4. Notices.

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile, or first class mail, or by Federal Express, United Parcel Service or other similar courier or other similar means of communication (i) to any Stockholder, to its address set forth on Schedule 1 or Schedule 2 hereto, as applicable, or (ii) to the Company, to:

IDI, Inc.

2650 N. Military Trail, Suite 300

Boca Raton, FL 33431

Attn: Derek Dubner, Co-CEO

Joshua Weingard, Corporate counsel

Fax No.: 561-571-2712

with a copy to:

Akerman LLP

One Southeast Third Avenue

Suite 2500

Miami, Florida 33131

Attn: Teddy Klinghoffer, Esq.

Andrea Fisher Evans, Esq.

Fax No.: 305- 349-4783

or, in each case, to such other address as such party may designate in writing to the other parties by written notice given in the manner specified herein.

5.5. Specific Performance.

Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

5.6. Entire Agreement.

The provisions of this Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and memoranda and undertakings among the parties hereto with regard to such subject matter.

5.7. Severability.

If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

5.8. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law principles thereof.

5.9. Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES OR ANY OF THEM IN RESPECT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY AGREES THAT THE OTHER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

5.10. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.11. Further Assurances.

At any time or from time to time after the date hereof, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder.

5.12. Schedule 13D.

In accordance with the requirements of Rule 13d-1(k) under the Exchange Act, as amended (the “Exchange Act”), and subject to the limitations set forth therein, each Stockholder agrees to file an appropriate Schedule 13D no later than 10 calendar days following the date hereof.

*   *   *   *   *

IN WITNESS WHEREOF, each of the undersigned has signed this Stockholders Agreement as of the date first above written.

COMPANY:

IDI, Inc.

By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Co-Chief Executive Officer

SHAREHOLDERS:

Frost Gamma Investments Trust

By:	/s/ Phillip Frost
Name: Phillip Frost, M.D.
Title: Trustee

Marlin Capital Investments, LLC

By:	/s/ Michael Brauser
Name: Michael Brauser
Title: Manager

/s/ Michael Brauser
Michael Brauser

/s/ Derek Dubner
Derek Dubner

/s/ James Reilly
James Reilly

[Signatures Continue on Next Page]

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, each of the undersigned has signed this Stockholders Agreement as of the date first above written.

Marlin Capital Investments, LLC

By:	/s/ Michael Brauser
Name: Michael Brauser
Title: Manager

[Signature Page to Stockholders Agreement]

/s/ Ryan Schulke
Ryan Schulke

/s/ Matthew Conlin
Matthew Conlin

/s/ Sean Cullen
Sean Cullen

/s/ Matthew Koncz
Matthew Koncz

[Signature Page to Stockholders Agreement]

SCHEDULE 1

PRINCIPAL STOCKHOLDERS

Stockholder	Address

Frost Gamma Investments Trust	Frost Gamma Investments Trust 4400 Biscayne Blvd., 15th Floor Miami, FL 33137 Attention: Veronica Miranda

Michael Brauser	IDI, Inc. 2650 North Military Trail, Suite 300 Boca Raton, FL 33431 Attn: Michael Brauser

Marlin Capital Investments, LLC	Marlin Capital Investments, LLC Attn: Michael Brauser 4400 Biscayne Blvd., 8th Floor Miami, FL 33137

Derek Dubner	IDI, Inc. 2650 North Military Trail, Suite 300 Boca Raton, FL 33431 Attn: Derek Dubner

James Reilly	IDI, Inc. 2650 North Military Trail, Suite 300 Boca Raton, FL 33431 Attn: James Reilly

SCHEDULE 2

FLUENT STOCKHOLDERS

Stockholder	Address

Ryan Schulke	Ryan Schulke c/o Fluent 33 Whitehall St, 15th Floor New York, NY 10004

Matthew Conlin	Matthew Conlin c/o Fluent 33 Whitehall St, 15th Floor New York, NY 10004

Sean Cullen	Sean Cullen c/o Fluent 33 Whitehall St, 15th Floor New York, NY 10004

Matthew Koncz	Matthew Koncz c/o Fluent 33 Whitehall St, 15th Floor New York, NY 10004

SCHEDULE 3

AGREEMENTS

None

SCHEDULE 4

EMPLOYEES

Ryan Schulke

Matthew Conlin

Sean Cullen

Matthew Koncz

Daniel Barsky